Exhibit 3.18

Execution Version

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is made as of [DATE], by and between [NAME OF CREDITOR] the undersigned creditor (“Creditor”) and PACIFIC WESTERN BANK, a California state chartered bank (“Bank”).

Recitals

A. PogoTec, Inc., a Delaware corporation (“Borrower”), has requested and/or obtained certain loans or other credit accommodations from Bank.

B. Creditor has extended loans or other credit accommodations to Borrower and/or may extend loans or other credit accommodations to Borrower from time to time, which are or may be from time to time secured by assets and property of Borrower.

C. In order to induce Bank to extend credit to Borrower and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase or other accommodation as Bank may deem advisable, Creditor is willing to subordinate all of Borrower’s indebtedness and obligations for borrowed money to Creditor, whether presently existing or arising in the future (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Bank. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the term Subordinated Debt shall not include any obligations of Borrower arising under or in connection with (i) any warrants issued by Borrower to Creditor pursuant to which Creditor may purchase equity securities of Borrower or agreements exclusively governing the rights of the holders of equity securities of Borrower; and (ii) any equity securities of Borrower held by Creditor including those issuable upon exercise of any warrants or the conversion of any convertible notes.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Capitalized terms not otherwise defined herein shall have the same meaning as in that certain Loan Agreement between Borrower and Bank dated June 14, 2017, as amended from time to time (the “Loan Agreement”).

2. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, together with all costs of collecting such obligations (including reasonable attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (the “Senior Debt”).

3. Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, for so long as any portion of the Senior Debt remains outstanding. Notwithstanding the foregoing, (i) Creditor shall be permitted to convert any part or all of the Subordinated Debt into equity securities of Borrower and (ii) Creditor shall be permitted to exercise any remedies available to Creditor against the assets and property of the Borrower (including any proceeds thereof) in which the Creditor has a security interest and Creditor shall be permitted to use the proceeds of the foregoing to pay all or a portion of outstanding Subordinated Debt.

4. Except with respect to any equity securities received by Creditor upon conversion of any part or all of the Subordinated Debt, Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

PogoTec, Inc. – Subordination Agreement

Execution Version

5. In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against Borrower and the estate of Borrower with respect to the Senior Debt shall be paid in full before any payment is made to Creditor.

6. For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Bank as Creditor’s attorney in fact and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, to perform at Bank’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(a) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and

(b) To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

7. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt. By way of example, such instruments shall not be amended to (a) increase the rate of interest with respect to the Subordinated Debt, or (b) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

8. This Agreement shall remain effective for so long as Bank has any obligation to make credit extensions to Borrower or Borrower owes any amounts to Bank under the Loan Agreement or otherwise. If, at any time after payment in full of the Senior Debt, any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt (if applicable), and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Bank’s rights hereunder. Creditor waives any benefits that it has that permit a subordinating creditor to assert suretyship defenses or that give a subordinating creditor rights to require a senior creditor to marshal assets. Creditor will not assert such a defense or right. In addition to the waivers set forth above, Creditor expressly waives, to the extent permitted by North Carolina law, all of Creditor’s rights under North Carolina General Statute Section 26-7 through Section 26-9, inclusive, or any similar or subsequent laws.

9. This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank. This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party. Creditor further agrees that, if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

PogoTec, Inc. – Subordination Agreement

Execution Version

11. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to this Agreement or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND CREDITOR EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY CREDITOR OR BANK, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Agreement or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, each party shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor and Bank.

13. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

14. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, to all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

[Signature Pages Follow]

PogoTec, Inc. – Subordination Agreement

Execution Version

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Bank”

PACIFIC WESTERN BANK

By:

Name:

Title:

PogoTec, Inc. – Subordination Agreement

Execution Version

“Creditor”

[NAME OF CREDITOR]

By:

Name:

Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

PogoTec, Inc. – Subordination Agreement

Execution Version

The undersigned approves of the terms of this Agreement.

“Borrower”

POGOTEC, INC.

By:

Name:

Title:

PogoTec, Inc. – Subordination Agreement